
                               EXHIBIT 11.0

                        CONTROL DATA SYSTEMS, INC.
              Computation of Earnings (Loss) Per Common Share
               (Dollars in Thousands, except per share data)

                                              Years Ended
                                  December 31,  January 1,    January 2,
                                     1994          1994          1993
Net earnings (loss) applicable to
  common shares:
    Net earnings (loss) ..........$  (94,403)  $    9,120     $ (134,034)

Primary:
  Shares for common and common share
  equivalent earnings (loss)
  per share (1):
    Weighted average number of
      common shares outstanding ..13,739,725   13,115,319     11,138,358
    Dilutive effect of outstanding
      stock options and warrants .         -      648,305              -

                                  13,739,725   13,763,624     11,138,358

Net earnings (loss) per common share
  and common share equivalent ....$    (6.87)  $     0.66     $   (12.03)

Fully Diluted:
  Shares for common and common share
  equivalent earnings (loss)
  per share (2):
    Weighted average number of
      common shares outstanding ..13,739,725   13,115,319     11,138,358
    Dilutive effect of outstanding
      stock options and warrants .         -      648,305              -

                                  13,739,725   13,763,624     11,138,358

Net earnings (loss) per common share
  and common share equivalent ....$    (6.87)  $     0.66     $   (12.03)

(1) Outstanding stock options, warrants and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
